Exhibit 10.35

2040701 – Fixed Asset Purchase Contract Review Form
Basic contract information
serial number：GDZC-20180725-0001
Contract No. G12-Z06-20180712-11
Date of signature 20180712
Initiator Liu Gaoyang
Company Heilongjiang Xinda Enterprise Group Company Limited
Affiliated section Purchasing Department
Affiliated organization Equipment Purchasing Group
Affiliated organization ID 2018Ij5001b5t3
Initiated date 2018-07-25 14:26
Contract Classification Fixed Asset Purchase
Contracting Department Purchasing Department
Signing place Harbin
Contract name Production equipment purchase contract
Demander’s Name Heilongjiang Xinda Enterprise Group Company Limited
Demander’s Address No. 9, Hanan 1st Road, Pingfang District, Harbin
Legal representative/telephone Dai Rujun 0451-8678111
Principal of Demander/Telephone Liu Gaoyang 0451-8678111
Supplier’s Name Harbin Hailezi Technology Co., Ltd.
Supplier’s Address Room 1710, Fusite Building, No. 242, Hongqi Street, Nangang Centralized Park, Harbin Economic Development Zone
Legal representative/telephone Sun Zongyan 0451-51065290
Principal of Supplier/Telephone Song Xue 0451-51065290
Subject Project of purchasing 300,000 tons (bio-based) composite in July
Contract performance period from 2018-07-12 14:29 to 2019-12-31-14:29
Contract service period 2020-07-31 14:29

Contract payment information
Company Name Harbin Hailezi Technology Co., Ltd.
Invoice Type VAT Special Invoice
Address, Telephone Room 1710, Fusite Building, No. 242 Hongqi Street, Nangang Centralized Park, Harbin Economic Development Zone 0451-51065290
Bank of China Agricultural Bank of China Co., Ltd. Harbin Longxiang Sub-branch
Bank acct 08066601040006419
Taxpayer Identification Number 91230199MA18YEKJ20
Contract amount 1156974000.00 yuan
Payment method installments
Number of installments 4
Seal details
Seal Place Room 501, Jiangnan Zhonghuan Road
Seal Type special contract Seal
Seal name special contract seal of Heilongjiang Xinda Enterprise Group Company Limited
Seal supervisor Yang Donghua
Seal keeper Yang Donghua
Seal Number G12-05

Heilongjiang Xinda Enterprise Group Company Limited 300,000 tons (bio-based) composite materials project production equipment purchase contract
Party A: Heilongjiang Xinda Enterprise Group Company Limited
Party B: Harbin Hailezi Technology Co., Ltd.
Contract No.：G12-Z06-20180712-11
Signed place：Harbin
Signed date：July 12, 2018

Table of Contents
Section 1	Purchase of Equipment
Section 2	Packaging
Section 3	Transport signs
Section 4	Notice of Shipping
Section 5	Insurance
Section 6	Project Contact
Section 7	Equipment handover
Section 8	Quality Assurance
Section 9	Equipment price, payment
Section 10	Taxes and other expenses
Section 11	Representation and Warranties of Party B
Section 12	Representation and Warranties of Party A
Section 13	Breach of contract by Party A
Section 14	Breach of contract by Party B
Section 15	Compensation
Section 16	Notice
Section 17	Governing law and resolution of disputes
Section 18	Force majeure
Section 19	Miscellaneous

Party A: Heilongjiang Xinda Enterprise Group Company Limited (hereinafter referred to as Party A) is an enterprise legal person established in accordance with the laws of the People’s Republic of China (“China”).
Address: No. 9 Hanan 1 Rd. Pingfang Dist, Harbin city, Heilongjiang Province, China
Party B: Harbin Hailezi Technology Co., Ltd. (hereinafter referred to as Party B) has rich experience in international purchasing and after-sales of plastic equipment.
Address: Room 1710, Fusite Building, No. 242 Hongqi Street, Nangang Centralized Park, Harbin Economic Development Zone
After many times of equipment demonstration, technical demonstration and process demonstration with internationally renowned manufacturers of production equipment and suppliers of complete design schemes of equipment, Party A finds that the original equipment agreed by Party A and Party B cannot meet the requirements of project automation, digitalization and intellectualization.  After friendly consultation between the parties, the original purchase plan of production equipment is suspended, and Party A promises to give priority to consider Party B on the subsequent cooperation.
Now that Party A has completed the production layout and production process demonstration of the project, Party A and Party B have restarted the purchase plan of production equipment of “300,000 tons (bio-based) composite material project”. As the centralized supplier of Party A’s project equipment, Party B must implement the complete set of equipment standards provided by Party A, and ensure the smooth completion of the joint test run of the equipment, and provide the test material for Party A without compensation till the equipment is normally put into use and production.
After friendly consultation, the two parties reached an agreement to sign this purchase contract, the specific contents of which are as follows:
Term 1 Purchase of Equipment
The name, specifications, models and prices of the equipment to be purchased are detailed in Annex A - Production Equipment List (“Annex A”), and the technical requirements are detailed in Annex B - Production Equipment Technical Agreement (“Annex B”), and Annex A and B are used as the basis for acceptance of the equipment handed over to Party A by Party B.
Term 2 Packaging
Unless otherwise stipulated in this contract, all the equipment provided must be packed with standard protective measures, which shall be applicable to ocean and inland transportation, storage and handling, and shall be well protected against moisture, rain, earthquake and rust to ensure the safe arrival of the equipment at Party A’s site. Party B shall bear the responsibility for rust, damage and loss of equipment caused by improper packing.

Term 3 Transport signs
3.1 Party B shall mark the following items in striking letters on the four sides adjacent to each packing box with non-fading paint
A. Name, quantity, box number
B. Gross/net weight (kg)
C. Size
3.2 Where the package weighs two or more tons, Party B shall use appropriate transport marks “center of gravity” and “lifting point” on both sides of each package box. According to the characteristic of the equipment and the different requirements for transportation, the packing box should be clearly marked “Handle with Care”, “Keep Upright”, “Moisture-proof” and other appropriate signs for handling and transport.
Term 4 Notice of shipping
Party B shall notify Party A by telephone and Email at the same time before each batch of equipment is dispatched. The name, quantity, number of packages, gross weight, total volume (cubic meters) and expected arrival date of the equipment shall be notified together with any special requirements and precautions in the warehousing of the equipment.
Term 5 Insurance
Party B shall insure the equipment sold, and all the equipment shall be insured at 100% of its price.
Term 6 Project Contact
6.1 Party B and Party A shall each appoint one representative as the project contact (“project contact”) and authorize their respective project contact to handle all technical matters related to the contract equipment and services from the effective date of the contract until the expiration date of the quality assurance period. Party B and Party A shall, through friendly consultation, determine the regular liaison between project contacts and the means of liaison in case of emergency. Project contacts should work together to solve all technical problems that may arise with respect to contract equipment and services.
6.2 If requested by Party A, Party B shall be obliged to arrange and lead Party A to the equipment production site as required by Party A to verify the process of work and the quality of equipment, and the related expenses shall be borne by Party B.

Term 7 Transfer of Equipment
7.1 Both parties agree that the final delivery place of all goods is Party A’s factory in No. 9 Hanan 1 Road, Pingfang District, Harbin City, Heilongjiang Province, China. Party B shall transfer the equipment to Party A in accordance with Annex A and Annex B. All the equipment listed in Annex A should be checked, installed, accepted and handed over at the factory of Party A in Harbin, Heilongjiang Province.
7.2 Within 10 days after Party B receives the advance payment for the equipment paid by Party A, Party B carries out the reserve work.
7.3 Party B will complete all the equipment before October 2019 and deliver all the equipment to Party A’s factory in batches from October 2019 to December 1st 2019 according to Party A’s request, and hand over equipment to Party A according to Annex and Annex B. Both parties will make a joint inventory and record of the equipment. If the result of the counting does not conform to the requirements of Annex A of this Contract or there is damage in the transport process, Party B shall be deemed to have failed to deliver such equipment on time and Party B shall replace the equipment in good condition and in conformity with the requirements unconditionally and as soon as possible (without causing delays in installation progress).
7.4 Party B guarantees to complete the installation, commissioning, linkage test run of a workshop (10 production lines) by December 30, 2019 and pass the final acceptance of Party A, and complete the installation, commissioning, linkage test run of all equipment and pass the final acceptance of Party A by July31, 2020. Party A and Party B sign the acceptance report as the certificate of acceptance. From the date of signing the final acceptance report, the contract equipment will be transferred to the quality assurance period. During the quality assurance period, Party B shall be responsible for solving the problems arising after the final acceptance of the equipment in accordance with the relevant provisions of the quality assurance period of this contract.
7.5 Both parties agree that Party B is responsible for coordinating the installation and commissioning of all equipment with the equipment manufacturer. In the process of installation and commissioning, Party B ensures that the manufacturer’s technicians will give necessary explanations and training to Party A’s technicians. The effect of such explanations and training shall reach the degree that Party A’s relevant technicians can operate the equipment independently (including related systems). The customs fee shall be borne by Party B.
7.6 The technical and installation personnel of the equipment manufacturer shall install the equipment in strict accordance with the installation instructions of the equipment and the provisions and precautions of Party A, and take necessary safety precautions. If any casualties occur during the installation of the equipment, Party B and the manufacturer shall bear the responsibility, without pursuing Party A for responsibility.
7.7 From the date of signing the final acceptance report, the responsibility of keeping the object of the contract and the risk of loss are transferred to Party A. At the same time, the rights of management, use, disposition and profit of the object of the contract are also transferred to Party A.

Term 8 Quality Assurance
8.1 Party B shall ensure that the equipment provided under the contract is completely new, unused and undefective. Unless otherwise specified in the contract, the equipment shall contain all the latest improvements in design and materials. Party B guarantees that the software used in the equipment control system has legal copyright, and Party B guarantees that the software used in the equipment control system has legal copyright. And Party B guarantees:
a. All equipment provided by the company shall not infringe upon any intellectual property rights of any third party; otherwise Party A shall be compensated for any losses incurred as a result.
b. If Party A is prohibited from using the equipment because the equipment provided by it infringes the intellectual property rights of the third party, Party B shall provide alternative equipment that does not infringe the intellectual property rights of the third party and meet the requirements of Party A, and bear all the expenses and losses incurred in Party A.
c. If it is unable to provide an alternative equipment that meets the above requirements, Party A has the right to return the equipment, and if some equipment affects the use of other equipment, Party A has the right to request to return all affected equipment and ask Party B to compensate for the loss depending on the affection situation.
8.2 Party B shall ensure that the equipment provided under the contract complies with the contract requirements in terms of quality and specifications. At the same time, if there is a national standard, it shall also comply with the national standards and ensure that the contract equipment is satisfactory under the correct installation and operation and maintenance. Performance. The quality guarantee period is six months from the date of signing the acceptance report by both parties.
The above mentioned quality assurance does not apply to the following situations.
•	Consumables
•	Damage or defect caused by Party A’s modification of the equipment provided by Party B without the consent of Party B failure or defect caused by Party A’s operation, maintenance and service due to the failure to follow the opinion of Party B's personnel and/or failure to follow the operation manual and/or any other operating instructions provided by Party B
•	Damage or defect due to force majeure
8.4 Party B shall ensure that the equipment does not have the potential quality defects caused by the manufacturer or Party B. If the equipment is in operation, it may be caused by Party B or the manufacturer (including but not limited to the design and manufacturing defects that the equipment may not find at the time of acceptance). Party B shall be obliged to notify and ensure that the technical personnel of the equipment manufacturer shall repair the equipment on site within 5 days. The repair shall be completed as soon as possible and until the equipment meets the requirements for production and operation. Party B shall ensure that such maintenance does not require any expense of Party A and Party A shall be compensated for the losses suffered. If the manufacturer cannot provide repair services or provide repair services, all losses will be borne by Party B.

8.5 In addition, Party B is also obliged to notify and ensure that the equipment manufacturer's technical personnel will repair the equipment within 5 days for the damage or defects of the equipment in operation caused by reasons not attributable to Party B or the manufacturer. The repair shall be completed as soon as possible until the equipment meets the requirements of production and operation. The relevant expenses shall be borne by Party A.
Term 9 Equipment price, payment
9.1 The two parties have determined through consultation that the equipment price of this contract is as shown in Annex A - List of production equipment. The total price of the final equipment is RMB one billion one hundred and fifty six million nine hundred and seventy four thousand (1.156974 billion) yuan (referred to as "the total price of equipment").
9.2 The total price of the above equipment is the final cost of the equipment to the designated delivery place of Party A, including packaging, transportation, customs clearance, installation, commissioning, technical training and other costs. Party A shall pay Party B the total price of the equipment by wire transfer, check or acceptance draft in accordance with the provisions of this contract.
9.3 In July 2018, after the signing of the procurement contract between Party A and Party B, within 10 working days, Party A shall pay Party B an advance payment of RMB four hundred million (400 million) yuan.
9.4 Party A shall pay the amount before the shipment of RMB twenty five million four hundred and fifty six thousand two hundred (25.4562 million) yuan.
9.5 After all the equipment arrives at the Party A factory and passes the final inspection, Party A will pay Party B the equipment payment of six hundred and seventy three million six hundred and sixty nine thousand two hundred (RMB 673.6692) million yuan.
9.6 After one year of normal use of the equipment, Party A shall pay Party B a 5% warranty of RMB fifty seven million eight hundred and forty eight thousand six hundred (57.8486 million) yuan.
Term 10 Taxes and other expenses
10.1 Party A and Party B shall each bear its own expenses incurred in negotiating, drafting, signing and performing of this contract.
10.2 Party B shall bear the equipment costs, technical expenses and technical service expenses incurred by the equipment manufacturer in Party A's equipment installation, commissioning and explanation and training to Party A.

10.3 Party B shall issue a special value-added tax invoice to Party A equal to the total contract price before completing the installation and commissioning of the equipment, and the tax rate shall be 16%.
Term 11 Representations and Warranties of Party B
Party B acknowledges that Party A's signing of this contract is based on Party B's following representations and warranties. Party B's statement, guarantee and commitment to Party A are as follows:
（a）Party B has the full right and authority to sign, execute and deliver this contract and perform the transactions contemplated by this contract, and Party B is formally established or formed according to the law of its formation;
（b）Party B signs and delivers this contract and Party B's performance of the transactions contemplated by this contract has been formally approved and authorized by Party B to take all necessary corporate actions or other actions.
（c）If Party A officially authorizes, signs and delivers this contract, this contract constitutes a legal, valid and binding obligation to Party B, and may be enforced against Party B in accordance with the terms of this contract, unless the enforcement clause is subject to bankruptcy and powerlessness. Reimbursement, reorganization, deferred payment or similar legal restrictions that generally affect the rights of creditors;
（d）The signing, delivery and performance of this contract by Party B and the completion of the transactions contemplated by this contract will not violate any provisions of the organization or corporate governance of the party; or any laws, regulations, contracts or judgments binding on the Party B.
Term 12 Representations and Warranties of Party A
Party A acknowledges that Party B's signing of this contract is based on the following representations and warranties of Party A. Party A's statement, guarantee and commitment to Party B are as follows;
（a）Party A has all the rights and authorizations to sign, execute and deliver this contract and perform the transactions contemplated by this contract, and Party A is formally established or formed according to the law of its formation;
（b）Party A signs and delivers this contract and Party A's performance of the transactions contemplated by this contract has been formally approved and authorized by Party A to take all necessary corporate actions or other actions.
（c）If Party B officially authorizes, signs and delivers this contract, this contract constitutes a legal, valid and binding obligation to Party A, and may be enforced against Party A in accordance with the terms of this contract, unless the enforcement clause is subject to bankruptcy, insolvency, Restructuring, deferred payments or similar laws that generally affect the rights of creditors;

（d）Party A's signature, delivery and performance of this contract and the completion of the transaction contemplated by this contract will not violate any of the party's organization or corporate governance; or any laws, regulations, contracts or contracts that are binding on the party. judgment.
Term 13 Party A defaults
If Party A has the following actions without the prior written consent of Party B, Party B shall compensate Party B and protect Party B from damage:
（a）If the payment of any one-phase equipment payment exceeds 30 days, the purchaser shall pay the full interest expense of the unpaid amount after the payment due date, based on the interest rate of the central bank demand deposit during the same period.
Term 14 Party B defaults
If Party B has the following actions, Party A shall be compensated and protect Party A from damage:
（a）If the equipment is not delivered within the time limit stipulated in this contract (except that the period is fulfilled by Party A's written consent, or because Party A does not have the on-site conditions, the period is extended) by Party B, Party B shall pay 3 per ten thousand on a daily basis based on the total price of the equipment.
（b）If the equipment is not installed within the time limit specified in this contract (except for the period in which the implementation period is approved by Party A's written consent or due to Party A's failure to meet the site conditions), Party B shall start from the date of the agreed equipment installation date pay Party A 3 per ten thousand on a daily basis based on  the total price of the equipment.
（c）If it fails to pass the final inspection and acceptance within the acceptance date of the equipment specified in this contract, Party B shall, at its own expense, arrange for the replacement, commissioning or other reasonable measures to be taken as soon as possible, so that the equipment meets the final inspection acceptance requirements and passes the final inspection acceptance, and from the day after the agreed equipment acceptance date, Party B will pay liquidated damages on the basis of three-thousandths of the total price of the equipment. For the delivery acceptance date, if Party B is delayed by 4 weeks from the contractual deadline, Party A will have the right to terminate the contract and ask Party B to return all the payment already paid, pay the above-mentioned daily payment and pay 30% of the total price of the equipment as penalty to Party A.
（d）According to the delivery acceptance result, it is found that the quality or specification of the equipment does not conform to the contract or the equipment is flawed, or the equipment is found to have potential defects before the handover. If a claim is filed by Party A during the installation, commissioning, acceptance and quality assurance  period, the claim shall also be settled in accordance with Article 15.2 of this contract. If after the expiration of the quality assurance period, Party A discovers that there is a potential defect before the handover, Party B is obliged to notify and ensure that the technical personnel of the equipment manufacturer will arrive at the site within 5 days in accordance with the provisions of Article 8.4 of this contract. The equipment shall be repaired, and the repair shall be completed as soon as possible and until the equipment meets the requirements for production and operation. Party B shall ensure that such maintenance does not require Party A to bear any expenses, and shall compensate Party A for the losses suffered by Party A.

Term 15 Compensation
15.1 If any of the statements, warranties or undertakings in this contract or any other documents delivered by the party under this contract are inaccurate, or if one party violates such representations, warranties or promises, any claims, losses, damages, expenses and expenses (including but not limited to: direct economic losses, indirect economic losses, notary fees, legal fees, legal fees, travel expenses, etc.) suffered by the other party shall be borne by the violating party.
15.2 If Party B is responsible for any of the above-mentioned deviations, guarantees or commitments and Party A files a claim within the inspection, installation, commissioning, acceptance and quality assurance period specified in the contract. Party B shall, in accordance with Party A’s consent to one or more of the following ways to combine to resolve claims.
A. Party B agrees that if Party A rejects the equipment and Party B will return the amount of the rejected equipment to Party A within 10 days from the date of rejection in the same currency as the contract, and Party B shall bear all the transportation expenses necessary for the return and return.
B. According to the deviation of the equipment and the degree of damage, the buyer and the seller agreed to reduce the price of the equipment.
C. By replacing defective parts and/or repairing defective parts with new parts, components and/or equipment that meet the specifications, quality and performance requirements of the contract, Party B shall bear the costs and risks incurred and bear the related direct loss costs. At the same time, Party B shall guarantee the warranty period of the replacement parts at least three months after replacement or repair, but the warranty period shall not be earlier than the quality guarantee period of the contract equipment as stipulated in the contract.
Term 16 Notice
16.1 Notice
All notices, requests, requests, consents and other communications ("Notices") to be sent by one party shall be delivered by post or by fax to the other party. In addition, other addresses or fax numbers may be designated in accordance with the notice given by each party, and the notice shall comply with the provisions of this section regarding the service notice.
16.2 Delivery

Any notice shall be deemed to be delivered if:
（a）Notice delivered by hand or delivered by courier company, deemed to be served on the day of actual delivery;
（b）A notice sent by postage-paid registered mail shall be deemed to have been served three working days after it is sent;
（c）A notice sent by fax is deemed to have been delivered on the date of transmission (as long as the sender has a report confirming the transmission, the fax number sent, the fax number of the recipient, the number of pages transmitted and the date of transmission are displayed) .
Term 17 Governing law and resolution of disputes
17.1 Governing law
The signing, validity, interpretation and settlement of disputes of this contract shall be governed by Chinese law.
17.2 Resolution of disputes
Any dispute, disagreement or claim arising out of or in connection with this contract, or arising out of or in connection with the execution, interpretation, breach of contract, termination or validity of this contract (each a “dispute ") should be resolved first through friendly negotiation. If the negotiation fails, it should be submitted to the litigation.
17.3 Litigation
The lawsuit shall be submitted to the people’s court where the contract is signed.
17.3 Property preservation
In order to protect the rights of both parties and provide remedies, either party has the right to seek property preservation from any court of competent jurisdiction in accordance with the law before the court makes a final decision. During the settlement of the dispute, the parties shall continue to execute this contract in all other respects except for matters of dispute.
Term 18 Force majeure
In the event which is unforeseeable by the affected party and the occurrence and consequences of which cannot be prevented or avoided by the affected party, such as earthquakes, typhoons, floods (except for fires that are negligent or deliberately caused by one party to the contract, its employees or their guests) and other natural disasters, wars, riots and similar military operations, civil unrest and strikes, absenteeism, epidemics, government embargoes, expropriation, injunctions or other restrictions and actions ("force majeure events") directly cause one party unable to fully or partially fulfill its obligations under this contract (the “affected party”), the affected party shall be deemed not to have violated this contract as long as all of the following conditions are met:

（a）The suspension, obstacles or delays encountered by the affected party in fulfilling its obligations under this contract are directly caused by force majeure events;
（b）In the event of a force majeure event, the affected party informs the other party and provides written information about the event within 30 working days after the occurrence of force majeure, including a statement stating the delay in performance or the reasons for which the contract cannot be performed.
Term 19 Miscellaneous
19.1 Waiver
A party that waives the rights stipulated in this contract must sign a written document in order to waive the relevant rights. The failure or delay of a party to exercise any of its rights, powers or remedies under this contract shall not be deemed as a waiver, and the exercise of any part of the rights, rights or remedies under this contract shall not preclude the further exercise of such rights, rights or remedies, or the exercise of other rights, rights or remedies. Without limiting the foregoing, a waiver by one party of a breach of a provision by the other party shall not be deemed as waiver to pursue any breach of that or any other provision in the future.
19.2 No transfer or sublet
This contract shall be beneficial to and binding on the successors and transferees as permitted of the parties. Neither party shall assign the rights and obligations under this contract without the prior written consent of the other party.
19.3 Entire agreement
This contract constitutes all the understandings and all agreements reached between the parties on the subject matter of this contract, and supersedes all agreements and understandings reached between the parties on the subject matter of this contract.
19.4 Remedy
(a) The parties confirm that the damages may not be sufficient to compensate for the losses caused by the breach of this contract, and each party has the right to obtain injunctions or other remedies prohibiting violation of this contract and enforcement of the terms and provisions of this contract.
(b) The rights of each party under this contract are cumulative rights and are rights entitled in addition to all other rights or remedies that either party is entitled to under the law.
19.5 Not constituting employment, partnership or agency
Nothing in this contract shall constitute or be deemed to constitute an employer-employee relationship, partnership or agency relationship between the parties.

19.6 Severability
Every and each obligation under this contract shall be deemed as an independent obligation and shall be enforced separately when any one or more of the obligations may be unable to be enforced in whole or in part. If any one or more of the terms of this contract is unenforceable, it shall be deemed to be removed from this contract, and any deletion shall not affect the enforceability of other non-deleted provisions of this contract.
19.7 Amendment
This contract may be amended, modified or supplemented by a written agreement between the parties.

IN WITNESS WHERE OF, both parties to this contract have respectively procured their representatives to sign this contract on the date first written above.
This contract is made in four copies, with each party holding two copies.

Annex A: List of production equipment
Annex B: Production Equipment Technical Agreement
Party A: Heilongjiang Xinda Enterprise Group Company Limited
Signature of legal representative or authorized representative

Party B: Harbin Hailezi Technology Co., Ltd.
Signature of legal representative or authorized representative:
Annex A: List of production equipment
Contract details
28 production lines in the production workshop

Serial#	Equipment name	Unit	Quantity	Unit price (10000 yuan)	Amount (10000 yuan)
1	Centralized supply system	set	2	10,133.00	20,266.00
2	Talc masterbatch granulation system	set	8	309.00	2472.00
3	Plant fiber masterbatch granulation system	set	4	709.00	2836.00
4	Metering system	set	28	277.64	7774.00
5	Extrusion system	set	28	858.57	24040.00
6	Pelletizing system	set	28	384.00	10752.00
7	Homogenization system	set	28	522.00	14616.00
8	Packaging system	set	28	267.86	7500.00
9	Ancillary equipment	set	2	2881.00	5762.00
	subtotal				96018.00

warehouse system has a total of 2 auto-stereo warehouses

1	Storage system	set	4	867.50	3470.00
2	Tank storage system	set	32	502.50	16080.00
3	Forklift	set	6	8.50	51.00
4	Unpacking machine	set	4	19.60	78.40
	subtotal				19679.40

	Total				115697.40